INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-60114) relating to the 2000 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statements on Form S-8 (Nos. 33-74050 and 333-44047) relating to the 1993 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 33-80979) relating to the Employee Stock Purchase Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 333-82819) relating to the Outside Directors Stock Option Plan of Shoe Carnival, Inc. of our report dated March 8, 2002 (March 18, 2002 as to Note 5), appearing in this Annual Report on Form 10-K of Shoe Carnival, Inc. for the year ended February 2, 2002.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
April  , 2002